Made2Manage Systems, Inc. 450 E. 96th Street, Suite 300 Indianapolis, IN 46240 P: 317.249.1200 F: 317.249.1999

FOR IMMEDIATE RELEASE

Contact:	Traci M. Dolan Vice President, Finance, and Chief Financial Officer (317) 249-1327 ir@made2manage.com www.made2manage.com

Made2Manage Systems’ Shareholders Approve Acquisition
of Company by Battery Ventures

Official Closing Slated for August 7, 2003

INDIANAPOLIS, August 4, 2003 — Made2Manage Systems Inc. (Nasdaq: MTMS), a leading provider of enterprise software for small and midsize manufacturers and distributors with revenues less than $250 million, today announced the shareholder approval of its acquisition by an affiliate of Battery Ventures VI, L.P. Assuming all precedent conditions are met, the official closing is slated to occur Thursday, August 7, 2003. Stockholder funding will follow in accordance with the terms of the merger agreement.

Battery Ventures is a leading venture capital firm focused on technology investments, managing nearly $2 billion in committed capital with a 20-year history in successfully making investments in software companies. Made2Manage Systems announced its definitive agreement to be acquired by Battery Ventures for cash consideration of approximately $30 million (or $5.70 per outstanding common share of Made2Manage Systems stock) two months ago on June 5. The company will continue to operate as Made2Manage Systems Inc., with employees and operations remaining headquartered in Indianapolis.

About Made2Manage Systems Inc.
Made2Manage Systems delivers a comprehensive enterprise business system designed specifically for the unique needs of small and midsize manufacturers and distributors. The company’s extensible, end-to-end solution and award-winning customer services are designed to evolve with a manufacturer’s individual business environment while protecting the original technology investment. Real-time scheduling and information retrieval capabilities help manufacturers maximize shop floor throughput and profitability, communicate more effectively with business partners across the supply chain, and quickly access meaningful data to make critical business decisions. With more than 25,000 licensed users, Made2Manage works with discrete manufacturers and distributors servicing a variety of industries, including fabricated metals, industrial and commercial machinery, electronics, and rubber and plastics products. Visit the Made2Manage Systems Web site at www.made2manage.com. Made2Manage Systems may be reached via e-mail at info@made2manage.com or by calling (800) 626-0220.

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